UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
      UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
      OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
             15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                            Commission File Number   0-5965
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                      Northern Trust Corporation
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        (Exact name of registrant as specified in its charter)


   50 South LaSalle Street, Chicago, Illinois 60675  (312) 630-6000
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


 Depositary Shares, each representing one-twentieth of a share of the 6.25% Cumulative Convertible Preferred Stock, Series E, of registrant
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       (Title of each class of securities covered by this Form)


  Common Stock, $1.66-2/3 par value; Preferred Stock Purchase Rights
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)     /X/            Rule 12h-3(b)(1)(i)     /X/
  Rule 12g-4(a)(1)(ii)    / /            Rule 12h-3(b)(1)(ii)    / /
  Rule 12g-4(a)(2)(i)     / /            Rule 12h-3(b)(2)(i)     / /
  Rule 12g-4(a)(2)(ii)    / /            Rule 12h-3(b)(2)(ii)    / /
                                         Rule 15d-6              / /

   Approximate number of holders of record as of the certification or notice date: 0
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   Pursuant to the requirements of the Securities Exchange Act of 1934
Northern Trust Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 NORTHERN TRUST CORPORATION

Date:   February 23, 1996        By: /s/ Peter L. Rossiter
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                                    Peter L. Rossiter, Executive
                                    Vice President, General Counsel
                                    and Secretary